Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Stock Options Granted Pursuant to Performance Accelerated Stock Options Agreements with Certain Officers of our reports dated March 13, 2006, with respect to the consolidated financial statements of Orthofix International N.V. and Orthofix International N.V. management's assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Orthofix International N.V., and the related financial statement schedules of Orthofix International N.V. included in its Annual Report (Form 10-K) for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

\S\ Ernst & Young LLP

July 28, 2006
Charlotte, North Carolina